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                                       ADDENDUM
                                          TO
                                STOCK OPTION AGREEMENT

         The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement dated 2 -- (the "Option Agreement") by and between FaxSav Incorporated (the "Corporation") and 1 -- ("Optionee") evidencing the stock option granted on such date to Optionee under the terms of the Corporation's 1996 Stock Option/Stock Issuance Plan, and such provisions shall be effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Option Agreement.

                          INVOLUNTARY TERMINATION FOLLOWING
                                CORPORATE TRANSACTION

         1. To the extent the option is, in connection with a Corporate Transaction, to be assumed or replaced with a comparable option in accordance with the Option Agreements, the exercisability of the option shall not accelerate upon the occurrence of that Corporate Transaction, and the option shall, over Optionee's continued period of Service after the Corporate Transaction, continue to become exercisable for the Option Shares in accordance with the provisions of the Option Agreement. However, immediately upon an Involuntary Termination of Optionee's Service within eighteen (18) months following the Corporate Transaction, the exercisability of this option, to the extent the option is at the time outstanding but not otherwise fully exercisable, shall automatically accelerate so that the option shall immediately become fully exercisable for all the Option Shares at the time subject to the option and may be exercised for any or all of those shares as fully vested shares of Common Stock at any time prior to the EARLIER of (i) the Expiration Date or (ii) the expiration of the one (1)-year period measured from the date of the Involuntary Termination.

         2. For purposes of this Addendum, the following definitions shall be in effect:

              An INVOLUNTARY TERMINATION of Optionee's Service shall mean the termination of Optionee's Service by reason of:

           (i) Optionee's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

          (ii) Optionee's voluntary resignation following (A) a change in Optionee's position with the Corporation (or Parent or Subsidiary employing Optionee) which materially reduces Optionee's level of responsibility, (B) a reduction in Optionee's level of compensation (including base salary, fringe benefits and participation in any corporate-performance


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    based bonus or incentive programs) by more than fifteen percent (15%) or
    (C) a relocation of Optionee's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without Optionee's consent.

         MISCONDUCT shall mean the commission of any act of fraud, embezzlement or dishonesty by Optionee, any unauthorized use or disclosure by Optionee of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by Optionee adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of the Optionee or other person in the Service of the Corporation (or any Parent or Subsidiary).

         3. The provisions of Paragraph 1 of this Addendum shall govern the period for which the option is to remain exercisable following the Involuntary Termination of Optionee's Service within eighteen (18) months after the Corporate Transaction and shall supersede any provisions to the contrary in the Option Agreement.

         IN WITNESS WHEREOF, FaxSav Incorporated has caused this Addendum to be executed by its duly-authorized officer, and Optionee has executed this Addendum, all as of the Effective Date specified below.

                                  FAXSAV INCORPORATED

                                  By:  ________________________________________

                                  Title:  _____________________________________


                                  _____________________________________________
                                  1--, OPTIONEE


EFFECTIVE DATE:  ________________, 199__





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